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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           COMMISSION FILE NUMBER    333-16891
                                                                  --------------

       SPEEDFAM-IPEC EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN AND TRUST
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              305 NORTH 54TH STREET
                             CHANDLER, ARIZONA 85226
                                 (480) 705-2100

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                 SPEEDFAM-IPEC, INC. COMMON STOCK, NO PAR VALUE
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


  (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(a) OR 15(d) REMAINS)

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

         Rule 12g-4(a)(1)(i)       [ ]        Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(ii)       [ ]
         Rule 12g-4(a)(2)(ii)      [ ]        Rule 15d-6                 [X]

Approximate number of holders of records as of the certification or
notice date:       0
            ---------------

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 15, 2000             By:  /s/ J. Michael Dodson
      ----------------------              --------------------------------------
                                           On behalf of the Administrator of
                                           SpeedFam-IPEC Employees' Savings and
                                           Profit Sharing Plan and Trust